Exhibit 1.1

CONTRATO DE SOCIEDADE

Capítulo I

Denominação, duração, sede e objecto

Artigo 1º

1.	A sociedade adopta a forma de sociedade anónima e a denominação EDP - Energias de Portugal, SA.

2.	A sociedade dura por tempo indeterminado.

Artigo 2º

1.	A sede social é em Lisboa, na Praça Marquês de Pombal, 12 e pode ser deslocada, dentro do concelho ou para concelho limítrofe, por simples deliberação do conselho de administração.

2.	O conselho de administração pode criar e encerrar, no território nacional ou fora dele, agências, delegações ou quaisquer outras formas de representação.

Artigo 3º

1.	A EDP tem por objecto a promoção, dinamização e gestão, por forma directa ou indirecta, de empreendimentos e actividades na área do sector eléctrico, tanto a nível nacional como internacional, com vista ao incremento e aperfeiçoamento do desempenho do conjunto das sociedades do seu grupo.

2.	A EDP, no desenvolvimento do seu objecto social, deverá, relativamente às sociedades do seu grupo:

a) proceder à definição da estratégia global conjunta daquelas sociedades;

b) coordenar a actuação das mesmas, em ordem a garantir o cumprimento das atribuições que em cada momento lhes estejam cometidas;

c) assegurar a representação conjunta dos interesses comuns a todas elas;

d) assegurar, globalmente, as funções comuns a todas elas, nomeada-mente na área financeira, com vista à obtenção de sinergias de grupo;

3.	A sociedade pode igualmente adquirir participações como sócio de responsabilidade limitada em sociedades com objecto social diferente do seu, mesmo que reguladas por leis especiais, ou participar em agrupamentos complementares de empresas, agrupamentos europeus de interesse económico, consórcios ou outros quaisquer tipos de associação, temporária ou permanente.

4.	A sociedade pode prestar serviços e conceder suprimentos e outras formas de empréstimo às sociedades suas participadas, nos termos previstos na lei.

Capítulo II

Capital social, acções e obrigações

Artigo 4º

1.	O capital social é de 3 656 537 715 (três mil seiscentos e cinquenta e seis milhões, quinhentos e trinta e sete mil setecentos e quinze) euros e encontra-se integralmente realizado.

2.	O capital é representado por 3 656 537 715 de acções com o valor nominal de 1 Euro cada.

Artigo 5º

1.	As acções são nominativas e assumem exclusivamente a forma escritural.

2.	A sociedade pode emitir acções preferenciais sem voto, remíveis ou não nos termos da lei.

3.	A sociedade pode adquirir e deter acções próprias, nos casos previstos na lei e dentro dos limites nela fixados.

Artigo 6º

1.	A sociedade pode emitir obrigações ou outros valores mobiliários nos termos da legislação em vigor e, bem assim, efectuar sobre obrigações próprias ou outros valores mobiliários por ela emitidos as operações que forem legalmente permitidas.

2.	A emissão de obrigações ou de outros valores mobiliários pode ser deliberada pelo conselho de administração que fixará o montante e as demais condições de emissão.

Artigo 7º

Os acordos parassociais respeitantes à sociedade devem, nos trinta dias posteriores à sua celebração, ser comunicados, na íntegra, ao conselho de administração, pelos accionistas que os tenham subscrito.

Capítulo III

Órgãos sociais

Artigo 8º

São órgãos da sociedade:

a) a assembleia geral;

b) o conselho de administração;

c) o conselho fiscal ou fiscal único;

d) o secretário da sociedade;

e) a comissão de vencimentos

f) o conselho de ambiente.

Secção I

Assembleia geral

Artigo 9º

1.	A assembleia geral delibera sobre todos os assuntos para os quais a lei e estes estatutos lhe atribuam competência.

2.	Compete especialmente à assembleia geral:

a) apreciar o relatório do conselho de administração, discutir e votar o balanço, as contas e o parecer do órgão de fiscalização e deliberar sobre a aplicação dos resultados do exercício;

b) eleger a mesa da assembleia geral, os administradores e os membros do órgão de fiscalização e do conselho de ambiente;

c) deliberar sobre quaisquer alterações dos estatutos, incluindo aumentos de capital;

d) nomear uma comissão de vencimentos, composta por accionistas, com o encargo de fixar a remuneração dos membros dos órgãos sociais;

e) tratar de qualquer outro assunto para que tenha sido convocada.

Artigo 10º

A mesa da assembleia é constituída por um presidente e um vice-presidente, eleitos pela assembleia geral, e pelo secretário da sociedade.

Artigo 11º

As assembleias gerais devem ser convocadas com a antecedência mínima de trinta dias, fazendo-se menção expressa dos assuntos a tratar.

Artigo 12º

1.	Às reuniões da assembleia geral só podem assistir accionistas com direito de voto.

2.	A cada 100 acções corresponde 1 voto.

3.	Nenhum accionista, com excepção do Estado ou de entidades a ele equiparadas por lei para esse efeito, pode emitir votos, em nome próprio ou como representante de outro, que excedam 5% da totalidade dos votos correspondentes ao capital social.

4.	Para os efeitos do presente artigo, consideram-se emitidos pelo mesmo accionista os direitos de voto que, nos termos do artigo 346º do Código do Mercado de Valores Mobiliários, são considerados como integrantes de uma participação importante.

5.	Os accionistas podem exercer o seu direito de voto por correspondência sobre cada um dos pontos da ordem de trabalhos, mediante carta, com assinatura idêntica à do Bilhete de Identidade, dirigida ao presidente da mesa da assembleia geral por correio registado com aviso de recepção, para a sede social, com pelo menos oito dias de antecedência em relação à data da assembleia, remetendo ainda fotocópia legível do Bilhete de Identidade de quem assina a carta.

6.	Os titulares de direitos representativos de acções ao abrigo de programas de ADR’s poderão dar instruções ao respectivo banco depositário para o exercício do direito de voto ou conferir procuração a representante designado pela EDP para o efeito, com respeito pelas disposições legais e estatutárias aplicáveis; o contrato de depósito deverá regular os prazos e modos de exercício das instruções de voto, bem como os casos de ausência de instruções.

7.	Os accionistas apenas podem participar na assembleia geral se forem titulares de acções desde, pelo menos, o décimo quinto dia anterior à data da realização da assembleia e desde que mantenham essa qualidade até à data da sua realização.

8.	A prova da titularidade das acções far-se-á mediante o envio ao presidente da mesa da assembleia geral, com pelo menos oito dias de antecedência em relação à data da realização da assembleia, de declaração emitida e autenticada pelo intermediário financeiro a quem estiver cometido o serviço de registo em conta das acções, da qual deverá constar que as acções em causa se encontram registadas na respectiva conta desde, pelo menos, o décimo quinto dia anterior ao da data da realização da referida assembleia, e que foi efectuado o bloqueio em conta dessas acções até à data em que a mesma assembleia geral terá lugar.

Artigo 13º

1.	Os accionistas que, nos termos do artigo 346º do Código do Mercado de Valores Mobiliários, passem a deter uma participação igual ou superior a 5% dos direitos de voto ou do capital social, devem comunicar esse facto ao conselho de administração, no prazo de cinco dias úteis contados da data em que se tenha verificado a referida detenção, não podendo exercer os respectivos direitos de voto enquanto não houverem procedido a essa comunicação.

2.	Para efeitos do disposto no número anterior e nos números 3 e 4 do artigo 12º, os accionistas têm o dever de prestar ao conselho de administração, por escrito e de forma completa, objectiva, clara e verídica, e de forma satisfatória para este, todas as informações que o mesmo lhes solicite sobre factos que lhes digam respeito e que tenham a ver com as previsões do artigo 346º do Código do Mercado de Valores Mobiliários.

3.	O incumprimento do previsto no número anterior determina, para o accionista inadimplente, a inibição do exercício dos direitos de voto que, nos termos do artigo 346º do Código do Mercado de Valores Mobiliários, se devam considerar integrando a sua participação.

Secção II

Conselho de administração

Artigo 14º

1.	O conselho de administração é composto por um número ímpar de membros fixado pela assembleia geral que os eleger, com um mínimo de cinco e um máximo de quinze.

2.	Um dos administradores pode ser isoladamente eleito, nos termos e condições constantes dos números 6 e 7 do artigo 392º do Código das Sociedades Comerciais.

3.	O presidente do conselho de administração é escolhido pela assembleia geral, de entre os administradores eleitos e dispõe de voto de qualidade.

4.	As vagas ou impedimentos que ocorram no conselho de administração serão preenchidas por cooptação, devendo o mandato do novo administrador terminar no termo do mandato para o qual o administrador substituído tinha sido eleito e ser submetido a ratificação na primeira assembleia geral posterior à substituição.

Artigo 15º

Ao conselho de administração compete:

a) fixar os objectivos e as políticas de gestão da empresa e do grupo;

b) elaborar os planos de actividade e financeiros anuais;

c) gerir os negócios sociais e praticar todos os actos e operações relativos ao objecto social que não caibam na competência atribuída a outros órgãos da sociedade;

d) representar a sociedade em juízo e fora dele, activa e passivamente, podendo desistir, transigir e confessar em quaisquer pleitos e, bem assim, celebrar convenções de arbitragem;

e) adquirir, vender ou por qualquer forma alienar ou onerar direitos ou bens imóveis;

f) constituir sociedades e subscrever, adquirir, onerar e alienar participa-ções sociais;

g) deliberar sobre a emissão de obrigações e outros valores mobiliários nos termos da lei e do presente contrato;

h) estabelecer a organização técnico-administrativa da sociedade e as normas de funcionamento interno, designadamente sobre pessoal e sua remuneração;

i) constituir mandatários com os poderes que julgue convenientes, incluindo os de substabelecer;

j) exercer as demais competências que lhe sejam atribuídas por lei ou pela assembleia geral;

l) designar o secretário da sociedade e o respectivo suplente.

Artigo 16º

1.	Compete especialmente ao presidente do conselho de administração:

a) representar o conselho de administração;

b) coordenar a actividade do conselho e convocar e presidir às respectivas reuniões;

c) zelar pela correcta execução das deliberações do conselho.

2.	Nas suas faltas ou impedimentos, o presidente será substituído pelo vogal por si designado para o efeito, o qual terá a designação de vice-presidente.

Artigo 17º

1.	A sociedade obriga-se:

a) Pela assinatura de dois administradores;

b) Pela assinatura de um dos administradores dentro dos limites da delegação de poderes conferida pelo conselho;

c) Pela assinatura de procuradores quanto aos actos ou categorias de actos definidos nas correspondentes procurações.

2.	O conselho de administração pode deliberar que certos documentos da sociedade sejam assinados por processos mecânicos ou por chancela.

Artigo 18º

1.	O conselho de administração fixará a periodicidade das suas reuniões ordinárias, sendo, no entanto, obrigatória uma reunião bimestral e reunirá extraordinaria-mente, sempre que convocado pelo seu presidente, por dois administradores ou a pedido do órgão de fiscalização.

2.	O conselho de administração não pode deliberar sem que esteja presente a maioria dos seus membros.

3.	Não é permitida a representação de mais de um administrador em cada reunião.

4.	Os membros do conselho de administração que não possam estar presentes à reunião poderão, em caso de deliberação considerada urgente pelo presidente, expressar o seu voto por carta a este dirigida.

Artigo 19º

1.	O conselho de administração poderá delegar a gestão corrente da sociedade numa comissão executiva, formada por um número ímpar de administradores, designando o respectivo presidente.

2.	Ao funcionamento da comissão executiva aplicam-se, com as necessárias adaptações, as disposições constantes do artigo anterior.

Secção III

Conselho Fiscal ou Fiscal Único

Artigo 20º

1.	A fiscalização da sociedade caberá a um conselho fiscal ou a um fiscal único, consoante for deliberado pela assembleia geral.

2.	No caso de a escolha recair sobre um conselho fiscal, este será composto por três membros efectivos e dois suplentes.

3.	O fiscal único e o respectivo suplente ou os membros efectivos e suplentes do conselho fiscal serão eleitos em assembleia geral.

Artigo 21º

1.	O conselho fiscal ou o fiscal único, consoante for o caso, terão os poderes e os deveres estabelecidos na lei e nos presentes estatutos.

2.	Ao conselho fiscal ou ao fiscal único compete especialmente:

a) examinar, sempre que o julgue conveniente, e pelo menos uma vez por mês, a escrituração da sociedade;

b)solicitar ao presidente do conselho de administração a convocação deste órgão e assistir às reuniões do mesmo sempre que o entenda conveniente;

c) pedir a convocação extraordinária da assembleia geral sempre que o entenda conveniente.

Artigo 22º

Se a assembleia geral tiver optado por um conselho fiscal este deve reunir, pelo menos, uma vez em cada mês.

Secção IV

Secretário da Sociedade

Artigo 23º

1.	A sociedade terá um secretário bem como um suplente deste, designados ambos pelo conselho de administração, com as competências estabelecidas na lei para o secretário da sociedade.

2.	As funções do secretário geral cessam com o termo das funções do conselho de administração que o designou.

Secção V

Comissão de Vencimentos

Artigo 24º

As remunerações dos administradores, bem como os eventuais complementos, designadamente os complementos de pensão de reforma por velhice ou invalidez, assim como as remunerações dos demais órgãos sociais, são fixados por uma comissão de vencimentos, nomeada pela assembleia geral.

Secção VI

Conselho de Ambiente

Artigo 25º

1.	O conselho de administração deverá constituir para funcionar na sua dependência e com funções meramente consultivas um conselho de ambiente, ao qual competirá, a solicitação do conselho de administração, a formulação de pareceres e recomendações sobre o impacte ambiental de projectos a promover pelo grupo EDP .

2.	O conselho de ambiente será constituído por cinco personalidades de reconhecida competência na área da defesa do ambiente, os quais são eleitos pela assembleia geral sob proposta do conselho de administração.

Capítulo IV

Mandato dos Órgãos Sociais

Artigo 26º

1.	Os membros da mesa da assembleia geral e dos conselhos de administração e fiscal ou fiscal único serão eleitos de três em três anos, sendo permitida a sua reeleição, uma ou mais vezes, para os mencionados cargos.

2.	Os membros da mesa da assembleia geral e do conselho de administração e ainda os membros do conselho fiscal, com excepção do que for revisor oficial, poderão ser ou não accionistas da sociedade.

3.	Os membros dos órgãos sociais exercerão o seu mandato até que os novos membros eleitos iniciem o exercício dos respectivos cargos, sem prejuízo das disposições legais aplicáveis à renúncia e ao impedimento, temporário ou definitivo, no decurso do mandato.

Capítulo V

Aplicação dos resultados

Artigo 27º

1.	Os lucros do exercício, apurados em conformidade com a lei, terão a seguinte aplicação:

a) cobertura dos prejuízos de exercícios anteriores;

b) constituição ou eventual reintegração da reserva legal e de outras reservas determinadas por lei;

c) constituição ou reforço de outras reservas constituídas pela assembleia geral;

d) dividendos a distribuir pelos accionistas;

e) gratificação a atribuir aos administradores e trabalhadores, a título de participação nos lucros, segundo critérios a definir pela assembleia geral;

f) outras finalidades que a assembleia geral delibere.

2.	Poderão ser feitos adiantamentos sobre lucros aos accionistas no decurso do exercício, sob proposta do conselho de administração e parecer favorável do órgão de fiscalização, até ao máximo permitido por lei.

Capítulo VI

Dissolução e liquidação

Artigo 28º

1.	A sociedade dissolve-se quando para isso haja causa legal.

2.	A liquidação será efectuada nos termos da lei e das deliberações da assembleia geral.

ARTICLES AND MEMORANDUM OF ASSOCIATION

Chapter I

Name, duration, registered head office and objects

Article 1

1.	The company assumes the form of a public limited company and adopts the name EDP -Energias de Portugal, SA.

2.	The company shall exist for an indeterminate period.

Article 2

1.	The company’s registered head office is in Lisbon, on the Praça Marquês de Pombal, número 12, Lisbon, and can be relocated within the same or neighbouring municipal districts by a simple resolution of the board of directors.

2.	The board of directors can open and close, both within and outside Portuguese territory, agencies, branches or any other forms of representation.

Article 3

1.	EDP has as its object the promotion, evolvement and management, in a direct or indirectmanner, of capital projects and activities in the electrical sector, both at national and international level, with the aim of enhancing and streamlining the performance of the universe of companies comprising the EDP Group.

2.	In the pursuance of its corporate mission, and with regard to its group companies, EDP must

a) formulate the common global strategy for the said companies;

b) coordinate their activities, in such a manner as to ensure the attainment of the objectives entrusted to them at any given moment;

c) guarantee the joint representation of the interests that are common to all the said companies;

d) undertake, in global terms, the functions that are common to all the said companies, notably, in the financial area, with the aim of obtaining group synergies;

3.	The company may also acquire participating interests as a limited liability member in companies having corporate missions that differ from its own, even if such companies are regulated by special laws, or participate in complementary company groupings, European economic interest groupings, consortia or in any other types of association, temporary or permanent.

4.	The company may provide services and grant shareholder loans and other forms of loans to investee companies, in accordance with the law.

Chapter II

Share capital, shares and bonds

Article 4

1.	The share capital is EUR 3,656,537,715 (three billion, six hundred and fifty six million, five hundred and thirty seven thousand and seven hundred and fifteen euros) and is fully paid up.

2.	The share capital is represented by 3,656,537,715 shares having a nominal value of EUR 1 each.

Article 5

1.	The shares are nominative and assume exclusively the dematerialized (book entry) form.

2.	The company may issue non-voting preference shares, redeemable or not in accordance with the law.

3.	The company may acquire and hold its own shares (treasury stock), in the situations contemplated by the law and within the limits fixed thereunder.

Article 6

1.	The company may issue bonds or other negotiable securities within the terms of prevailing legislation and, moreover, carry out any such operations involving its own bonds or other negotiable securities as are legally permitted by law.

2.	The board of directors can resolve to issue bonds or other negotiable securities, and shall establish the amount thereof and all the other conditions of issue.

Article 7

All shareholders’ agreements relating to the company must, within the thirty days immediately following the signature thereof, be communicated in full to the board of directors by the shareholders who have subscribed thereto.

Chapter III

Governing Bodies

Article 8

The company’s governing bodies are:

a) the General Meeting;

b) the board of directors;

c) the Supervisory Board or sole supervisor;

d) the company secretary;

e) the remuneration committee;

f) the environment board.

Section I

General Meeting

Article 9

1.	The general meeting shall adopt resolutions concerning all the matters for which the law and these Articles and Memorandum have conferred powers upon it.

2.	In particular, it is the general meeting’s responsibility:

a) to review the report of the board of directors, to discuss and to vote upon the balance sheet, the accounts and the opinion of the supervisory body, and to decide upon the appropriation of annual net income;

b) to elect the general meeting committee, the directors and the members of the supervisory and environment boards;

c) to adopt resolutions concerning any alterations to these Articles and Memorandum of Association, including share capital increases;

d) to appoint a remuneration committee, composed of shareholders, with the mandate to fix the remuneration of members of the governing bodies;

e) to deal with any other matter for which it was convened.

Article 10

The general meeting committee is composed of a chairman and a vice-chairman, elected by the general meeting, and the company secretary.

Article 11

The general meetings must be convened with a minimum of thirty days prior notice, which must make express reference to the matters to be dealt with thereat.

Article 12

1.	Only shareholders with voting rights may attend general meetings.

2.	Each 100 shares correspond to 1 vote.

3.	No shareholder, with the exception of the State or any entity deemed by law to be equivalent thereto for this purpose, may issue votes in his/her own name or as the representative of another, which exceed 5% of the total votes corresponding to the share capital.

4.	For purposes of this article, the voting rights which, in terms of article 346 of the Securities Market Code, are considered as forming part of an important shareholding, shall be deemed to have been issued by the same shareholder.

5.	Shareholders may exercise their voting right on each item of the agenda by way of a registered letter with acknowledge of receipt, addressed to the chairman of the general meeting and mailed to the headquarters of the company, at least eight days prior to the date of the general meeting. The letter should be signed as per Identity Card and enclose legible copy of the Identity Card of the same person signing the letter.

6.	Holders of ADRs may give voting instructions to the respective Depositary or request the appointment of a proxy to a person designated by EDP, in compliance with the law and the by-laws of the company; the Deposit Agreement must regulate the dates and manners for the exercise of voting instructions or lack of voting instructions.

7.	Shareholders can only participate at the general meeting if they are the owners of the shares for at least fifteen days prior to the date the meeting is held, and provided they retain this status up till the date of the meeting.

8.	Proof of ownership of the shares is effected by means of the delivery (ck) to the chairman of the general meeting, at least eight days prior to the date for the holding of the meeting, of a declaration issued and authenticated by the financial intermediary to whom the task of share registration has been entrusted, which declaration must state that the shares in question have been registered in the respective account since at least the fifteenth day prior to the date set for the holding of the foresaid meeting, and that the relevant share account has been blocked up until the date on which the said general meeting is scheduled to take place.

Article 13

1.	Those shareholders who, in terms of article 346 of the Securities Market Code, become the holders of a participating interest equal to or in excess of 5% of the company’s voting rights or share capital, must communicate this fact to the board of directors within five business days commencing on the date on which the said shareholding transpired, and are barred from exercising the respective voting rights until such time as they make this communication.

2.	For purposes of the provisions of paragraph 1) above and paragraphs 3) and 4) of article 12, the shareholders are bound to furnish to the board of directors, in writing and in a complete, objective, clear and accurate manner, and to the latter’s satisfaction, all the information that it requests from them regarding the facts relating to them and which refer to the provisions of article 346 of the Securities Market Code.

3.	Failure to comply with the provisions of the preceding paragraph entails for the shareholder in breach, the prohibition from exercising the voting rights which, in terms of article 346 of the Securities Market Code, are considered to be incorporated within his/her shareholding.

Section II

Board of Directors

Article 14

1.	The board of directors is composed of an uneven number of members between a minimum of five and a maximum of fifteen members, elected by the general meeting.

2.	One of the directors can be elected separately, under the terms and conditions contemplated in paragraphs 6) and 7) of article 392 of the Companies Code.

3.	The chairman of the board of directors is elected by the general meeting from amongst the elected directors, and has a casting vote.

4.	Vacancies or impediments that occur on the board of directors will be filled by co-option, with the mandate of the new director terminating at the end of the term of office for which the substituted director was elected, and must be submitted for ratification at the first general meeting subsequent to the substitution.

Article 15

The board of directors is responsible for:

a) setting the objectives and management policies of the company and the group;

b) preparing the annual operating and financial plans;

c) managing the company’s business and performing all the acts and operations relating to the company’s purpose that do not fall within the duties attributed to other bodies of the company;

d) representing the company judicially and extra-judicially, as plaintiff or as defendant, and may discontinue, reach a compromise and accept liability in any lawsuits and, moreover, enter into any arbitration agreements;

e) acquiring, selling or in any other manner disposing of or encumbering fixed property rights or assets;

f) constituting companies and subscribing to, acquiring and disposing of shareholdings in companies;

g) adopting resolutions regarding the issue of bonds and other marketable securities, in accordance with the law and these Articles and Memorandum of Association,

h) establishing the technical and administrative organization of the company and the standards for internal functioning, namely, with regard to personnel and their remuneration;

i) nominating the company signatories and conferring upon them the powers deemed appropriate, including those of sub-delegation;

j) performing any other duties attributed to them by law or by the general meeting;

1) appointing the company secretary and respective alternate.

Article 16

1.	In particular, it is the responsibility of the chairman of the board of directors:

a) to represent the board of directors;

b) to coordinate the activity of the board and to convene and preside over the respective meetings;

c) to oversee the proper execution of the board’s resolutions.

2.	In his absences or impediments, the chairman shall be substituted by the board member designated by him for this purpose, who shall have the designation of vice-chairman.

Article 17

1.	The company shall be bound by:

a) the signature of two directors;

b) the signature of one of the directors, within the limits of the delegated powers conferred by the board;

c) the signature of proxies, with regard to the acts or categories of acts laid down in the corresponding power of attorney.

2.	The board of directors can resolve that certain company documents may be signed by mechanical processes or by rubber stamp.

Article 18

1.	The board of directors will fix the frequency of its ordinary meetings; however, it is mandatory that it meet bi-monthly and that it meet in extraordinary session whenever so convened by its chairman, by two directors or at the request of the supervisory body.

2.	The board of directors may not pass resolutions whenever a majority of its members is not present.

3.	The representation of more than one director at each meeting is not permitted.

4.	Those members of the board of directors who cannot be present at a meeting may, in the case where a resolution is deemed urgent by the chairman, express their vote by way of a letter addressed to him.

Article 19

1.	The board of directors may delegate the day-to-day management of the company to an executive committee composed of an uneven number of directors, designating the respective chairman.

2.	The provisions laid down in the preceding article shall apply, mutatis mutandis, to the functioning of the executive committee.

Section III

Supervisory Board or Sole Supervisor

Article 20

1.	The supervision of the company shall be entrusted to a supervisory board or sole supervisor, depending on the resolution of the general meeting.

2.	In the case where the general meeting opts for a supervisory board, this will be composed of three permanent members and two alternates.

3.	The sole supervisor and respective alternate or the permanent members and alternates of the supervisory board, are elected at the general meeting.

Article 21

1.	The supervisory board or the sole supervisor, as the case may be, shall have the powers and duties prescribed in the law and in these Articles and Memorandum of Association.

2.	In particular, it is the responsibility of the supervisory board or sole supervisor:

a) to examine, whenever it/he/she deems necessary, and at least once a month, the company’s books of account;

b) to request that the chairman of the board of directors convenes this body and attends its meetings whenever he deems this necessary;

c) to request the convocation of an extraordinary general meeting whenever it/he/she deems this necessary.

Article 22

Where the general meeting has opted for a supervisory board, this body must meet at least once a month.

Section IV

General secretary of the company

Article 23

1.	The company shall have a secretary, and the latter shall have an alternate, both of whom are designated by the board of directors, with the powers and duties prescribed by law for the company secretary.

2.	The functions of the general secretary cease with the termination of the functions of the board of directors that appointed him/her.

Section V

Remuneration Committee

Article 24

The remuneration of the directors, including any possible additional benefits, in particular, supplementary old-age or disability retirement pensions, as well as the remuneration of the other governing bodies, are fixed by a remuneration committee, nominated by the general meeting.

Section VI

Environment Board

Article 25

1.	The board of directors must constitute an environment board which reports directly to it which has purely consultative functions and whose responsibility it is, at the request of the board of directors, to formulate opinions and recommendations regarding the environmental impact of projects to be launched by the EDP Group.

2.	The environment board shall be composed of five persons of recognized expertise in the area of defense of the environment, and who shall be appointed by the general meeting at the proposal of the board of directors.

Chapter IV

Mandate of the Governing Bodies

Article 26

1.	The members of the general meeting committee and the board of directors and the supervisory board or the sole supervisor shall be elected every three years, although they are eligible for re-election for one or more times to the forementioned offices.

2.	The members of the general meeting committee and the board of directors, as well as the members of the supervisory board, with the exception of the statutory auditor member, may be shareholders of the company.

3.	The members of the governing bodies shall exercise their mandate until the newly-elected members commence the exercise of their respective functions, without prejudice to the legal provisions applicable to the renunciation and to the impediment, temporary or definitive, during the course of the mandate.

Chapter V

Appropriation of net income

Article 27

1.	Annual net income, as determined in accordance with the law, shall be appropriated as follows:

a) to cover the losses of previous financial years;

b) the constitution or possible reconstitution of the legal reserve and other reserves prescribed by law;

c) the constitution or reinforcement of other reserves constituted by the general meeting;

d) dividends to be attributed to shareholders;

e) bonuses to be awarded to directors and employees as part of a profit-sharing scheme, in accordance with criteria defined by the general meeting;

f) other ends that the general meeting may decide upon.

2.	Advances may be made to shareholders during the year on account of profits, at the proposal of the board of directors and subject to the favourable opinion of the supervisory body, up to the maximum amount permitted by law.

Chapter VI

Dissolution and liquidation

Article 28

1.	The company can be dissolved when there exists legal cause.

2.	The liquidation shall be effected in terms of the law and the resolutions of the general meeting.